                                                            FINAL EXECUTION COPY


                              EMPLOYMENT AGREEMENT


         This Agreement, including its exhibits (the "Agreement"), is made and entered into January 6, 2002, between LUCENT TECHNOLOGIES INC., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and PATRICIA F. RUSSO (the "Executive").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

         1. Definitions. The following definitions shall apply to this Agreement, including its exhibits:

         (a) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

         (b) "Base Salary" shall mean the salary provided for in Section 4 or any increased salary granted to the Executive pursuant to Section 4.

         (c) "Board" shall mean the Board of Directors of the Company.

         (d) "Cause" shall mean (i) a knowing and material violation of a material requirement of the Company's code of conduct that has consistently resulted in the termination of employment by employees who have committed similar breaches, (ii) conviction of (including a plea of guilty or nolo contendere to) a felony or any crime of theft or moral turpitude or (iii) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company.

         (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (f) "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities under this Agreement for a period of 180 consecutive days or for 270 non-consecutive days in any 365-day period.

         (g) "Effective Date" shall mean January 6, 2002.

         (h) "Fair Market Value" shall mean the value of a share of Stock on the date in question, based on the mean of the high and low reported prices as determined in accordance with the practices and procedures of the LTIP.

         (i) "Good Reason" shall mean a material violation of this Agreement by the Company that is not cured within 10 days of notice of such violation provided by the Executive in accordance with Section 24, including, without limitation, a material reduction in Executive's Base Salary or target bonus under Section 5, a material diminution of Executive's duties or responsibilities, a change in reporting structure so that Executive no longer reports to the Board, a failure to elect or re-elect the Executive as President, Chief Executive Officer and a member of the Board as set forth in Section 3, the Board's removal of the Executive as President, Chief Executive Officer or a member of the Board or a failure by the Company to have a successor to all or substantially all its assets and liabilities assume the Company's obligations hereunder, in each case without the Executive's consent.

         (j) "Inducement Awards" shall mean the option and restricted stock awards granted pursuant to Section 7.

         (k) "LTIP" shall mean the Company's 1996 Long Term Incentive Plan, a copy of which is attached hereto as Exhibit A, as presently in effect or as hereafter revised by the Board.

         (l) "Make-Whole Awards" shall mean the option and restricted stock awards granted pursuant to Section 6.

         (m) "Severance Policy" shall mean the Company's Officer Severance Policy, a copy of which is attached hereto as Exhibit B, as presently in effect or as hereafter revised by the Board.

         (n) "Stock" shall mean the Common Stock of the Company.

         (o) "Term of Employment" shall mean the period specified in Section 2.

         (p) "Units" shall mean shares of Stock or stock units granted as restricted stock awards under the LTIP.

         2. Term of Employment. The Term of Employment shall begin on the Effective Date and shall extend until the fifth anniversary of the Effective Date. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 12.

         3. Position, Duties and Responsibilities. (a) The Executive shall be appointed as President and Chief Executive Officer of the Company on the Effective Date and after such date shall be responsible for the general management of the affairs of the Company. The Executive also shall be elected by the Board to be a member of the Board, effective as of the Effective Date. The Executive, in carrying out her duties under this Agreement, shall report to the Board. During the Term of Employment, the Executive shall devote substantially all her business time and attention to the business and affairs of the Company and shall use her best efforts, skills and abilities to promote its interests.

         (b) Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations subject to the approval of the Board in each case (which approval has been given to the boards listed in Exhibit C hereto), (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) delivering lectures, fulfilling speaking engagements or teaching occasional courses or seminars at educational institutions, (iv) engaging in charitable activities and community affairs and (v) managing her personal investments and affairs, provided that such activities set forth in this Section 3(b) do not materially interfere with the proper performance of her duties and responsibilities under
Section 3(a).

         4. Base Salary. The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $1,200,000. The Base Salary shall not be decreased without the Executive's consent. It is expected that the Base Salary will remain at $1,200,000 until the second anniversary of the Effective Date but thereafter shall be reviewed annually for increase in the discretion of the Board.

         5. Annual Incentive Award. During the Term of Employment, the Executive shall participate in the Company's annual bonus plan for senior executives (the "Bonus Plan") or any successor annual incentive award plan of the Company. Under the Bonus Plan, the Executive shall have a target bonus opportunity each year equal to 150% of her then Base Salary, payable in that amount if the performance goals established for the relevant year are met. If such performance goals are not met, the Executive shall receive a lesser amount (or nothing) as determined in accordance with applicable plan guidelines. If such performance goals are exceeded, the Executive may receive a greater amount as determined in accordance with applicable plan guidelines. For the Company's 2002 fiscal year, the Executive shall be paid a guaranteed annual incentive award of $1,800,000 (whether or not performance goals have been met in such year). The Executive shall be paid her annual incentive award no later than other senior executives of the Company are paid their annual incentive awards, and in the case of the 2002 award shall be paid no later than December 31, 2002.

         6. Make-Whole Awards. In order to keep the Executive whole in respect of compensation she is forfeiting at her prior employer, the Company shall, as of the Effective Date, grant the Executive:

         (a) Stock Option Award. A ten-year stock option award to purchase 1,220,000 shares of Stock, such award to be substantially in the form of the Stock Option Agreement attached hereto as Exhibit D. The exercise price shall be the Fair Market Value on the Effective Date, which the Board has fixed as the date of grant. The award shall become exercisable in three equal annual installments, one-third each on the third, fourth and fifth anniversaries of the Effective Date.

         (b) Restricted Stock Unit Award. A restricted stock unit award of 550,000 Units, such award to be substantially in the form of the Restricted Stock Unit Award Agreement attached hereto as Exhibit E. The award shall vest and become non-forfeitable in three equal annual installments, one-third each on the third, fourth and fifth anniversaries of the Effective Date.

         7. Hiring Inducement Awards. In order to induce the Executive to agree to this Agreement and to leave her prior employer, the Company shall, as of the Effective Date, grant the Executive:

         (a) Stock Option Award. A ten-year stock option award to purchase 1,515,000 shares of Stock, such award to be substantially in the form of the Stock Option Agreement attached hereto as Exhibit F. The exercise price shall be the Fair Market Value on the Effective Date, which the Board has fixed as the date of grant. The award shall become exercisable in three equal annual installments, one-third each on the third, fourth and fifth anniversaries of the Effective Date.

         (b) Restricted Stock Unit Award. A restricted stock unit award of 500,000 Units, such award to be substantially in the form of the Restricted Stock Unit Award Agreement attached hereto as Exhibit G. The award shall vest and become non-forfeitable in three equal annual installments, one-third each on the third, fourth and fifth anniversaries of the Effective Date.

         8. Annual Program Awards. As of the Effective Date, the Company shall grant the Executive:

         (a) Stock Option Award. A five-year stock option award to purchase 2,000,000 shares of Stock, such award to be substantially in the form of the Stock Option Agreement attached hereto as Exhibit H. The exercise price shall be the Fair Market Value on the Effective Date, which the Board has fixed as the date of grant. The award shall become exercisable as to one-sixth of the shares covered thereby on the six-month anniversary of the Effective Date and as to an additional one thirty-sixth of the shares covered thereby on each of the next succeeding 30 monthly anniversaries of the Effective Date.

         (b) Restricted Stock Unit Award. A restricted stock unit award of 500,000 Units, such award to be substantially in the form of the Restricted Stock Unit Award Agreement attached hereto as Exhibit I. The award shall vest and become non-forfeitable in four equal annual installments, 25% each on the first four anniversaries of the Effective Date.

         9. Long-Term Incentive Awards.

         (a) Performance Awards. The Executive shall be eligible to participate in any future long-term incentive program of the Company in accordance with Company practices (taking into account that the Executive is the senior-most executive) and taking into account competitive compensation practices generally.

         (b) Stock Option Awards. The Executive shall be eligible for equity awards commencing with awards in the Company's 2003 fiscal year and thereafter in accordance with Company practices (taking into account that the Executive is the senior-most executive) and taking into account competitive compensation practices generally.

         10. Employee Benefit Programs.

         (a) During the Term of Employment, the Executive shall be entitled to participate, on a basis at least as favorable as provided to other senior-level executives, in all employee pension and welfare benefit plans and programs made available to the Company's senior-level executives, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including, without limitation, the Company's Supplemental Pension Plan effective January 1, 1998 and any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive's participation shall be based on, and the calculation of all benefits shall be based on, the assumptions that the Executive has met all service-period or other requirements for such participation and that the Executive has been continuously employed by the Company since November 1, 1981, provided that no such assumptions shall be made as to a tax-qualified plan if such assumption would jeopardize the tax-qualified status of such plan. For purposes of determining the Executive's entitlements to the pension benefit pursuant to the Company's Supplemental Pension Plan (after taking into account the offset, as currently in effect, for the tax-qualified pension plan benefit) she shall be deemed to have been, in any event, continuously employed through November 1, 2002 and at all times such entitlements to the extent accrued to her benefit under the Company's Supplemental Pension Plan as of November 1, 2002, shall be fully vested and non-forfeitable regardless of the period of her employment under this Agreement, her compliance with the terms of this Agreement, or of any other agreement, plan, policy or arrangement of the Company, or the circumstances of the termination of her employment, except to the extent that the entitlements as described in this sentence would have been subject to forfeiture in the event the Executive had not returned to employment with the Company.

         (b) If the Executive is employed by the Company at the end of the Term of Employment, the Company will commence payment to the Executive of the Applicable Pension Benefit upon her subsequent termination of employment from the

Company. The Applicable Pension Benefit shall mean the greater of (i) the amount to which the Executive would be entitled under the applicable pension programs of the Company at the time of her termination of employment (including her entitlement to the pension benefit as provided in Section 10(a) above) or (ii) an aggregate annual pension benefit (i.e., taking into account benefits provided under all "defined benefit"-type pension programs of the Company) of $740,000. The excess, if any, of the amount described in clause (ii) over the amount described in clause (i) determined as of the Executive's 55th birthday shall be referred to herein as the "Incremental Pension". In the event that prior to the end of the Term of Employment the Company terminates the Executive without Cause, the Executive terminates with Good Reason or the Executive's employment is terminated due to death or Disability, the Executive shall be entitled to a pension benefit equal to the sum of (x) the amount to which the Executive would be entitled under the applicable pension programs of the Company (including her entitlement to the pension benefit as provided in the last sentence of Section 10(a) above after giving effect, if applicable, to the Severance Policy) and (y) a pro-rated portion of the Incremental Pension (based on the percentage of the Term of Employment that has actually elapsed between the Effective Date and the date of her termination, without giving effect to the Severance Policy). The portion of the Incremental Pension, if any, earned by the Executive shall be payable as of the date the Term of Employment, as originally scheduled, would have ended. In the event of the Executive's death prior to the commencement of the payment of any supplemental pension benefit as provided in this Section 10, such pension benefit shall be payable in accordance with the survivorship provisions of the Company's Supplemental Pension Plan.

         11. Reimbursement of Business and Other Expenses; Perquisites;
Vacations.

         (a) The Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement, and the Company shall promptly reimburse her for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation, all in accordance with the Company's Business Guideposts, which are attached hereto as Exhibit J. The Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with the negotiation of this Agreement.

         (b) During the Term of Employment, the Executive shall be entitled to participate in each of the Company's perquisites in accordance with the terms and conditions of such arrangements as they are in effect from time to time for the Company's senior executives, a current list of which is set forth on Exhibit
K. The Executive will be provided with the use of Company-owned or Company-chartered aircraft for business or personal use on a basis consistent with Company policy. For security purposes, the Company may require the Executive to use Company-owned or Company-chartered aircraft for business travel.

         (c) The Executive shall be entitled to five (5) weeks paid vacation per year of employment, which shall accrue and otherwise be subject to the Company's vacation policy for senior executives.

         (d) The Company shall purchase from the Executive the house, including its furnishings, that the Executive has just purchased in Rochester, N.Y., for a price equal to the Executive's cost for such house and furnishings and shall reimburse the Executive for her associated costs and relocation expenses actually incurred by her, all of which in the aggregate are approximately $800,000.

         (e) The Parties hereby agree that this Agreement terminates and supersedes all provisions of the Confidential Separation and General Release by and between the Parties, dated as of February 15, 2001. Nothing herein shall be interpreted as affecting the status of previously vested equity awards. In addition to its obligations hereunder, the Company shall pay the Executive (i) $10,000 monthly for the period from February 1, 2002 through October 31, 2002 and (ii) $100,000 on or about November 15, 2002.

         12. Termination of Employment.

         (a) Termination Due to Death. In the event the Executive's employment is terminated due to her death, her estate or her beneficiaries, as the case may be, shall be entitled to the following benefits:

             (i) Base Salary through the end of the month in which death occurs;

             (ii) a pro rata portion of the Executive's annual incentive award that would have been payable if the Executive had remained employed through the end of the award year in which Executive's death occurs (i.e., based on actual performance for that award year), which shall be paid at the time such awards are paid to other senior executives of the Company;

             (iii) all outstanding options, whether or not then exercisable, shall become fully vested and exercisable upon the date of death and shall remain exercisable until the end of their originally scheduled terms;

             (iv) all restricted stock awards shall vest and become non-forfeitable upon the date of death;

             (v) the applicable portion of the Incremental Pension, if any, described in Section 10(b); and

             (vi) other benefits payable in accordance with the terms of this Agreement or any other applicable Company benefit plan or program.

Executive's employment shall immediately terminate upon her death, without the requirement to provide notice pursuant to Section 24.

         (b) Termination Due to Disability. In the event the Executive's employment is terminated due to her Disability, she shall be entitled to the following benefits:

             (i) disability benefits in accordance with the long-term disability program then in effect for senior executives of the Company;

             (ii) Base Salary through the end of the month in which disability benefits commence;

             (iii) a pro rata portion of the Executive's annual incentive award that would have been payable if the Executive had remained employed through the end of the award year in which her termination occurs (i.e., based on actual performance for that award year), which shall be paid at the time such awards are paid to other senior executives of the Company;

             (iv) all outstanding options, whether or not then exercisable, shall become fully vested and exercisable upon the date of termination and shall remain exercisable until the end of their originally scheduled terms;

             (v) all restricted stock awards shall vest and become non-forfeitable upon the date of termination;

             (vi) the applicable portion of the Incremental Pension, if any, described in Section 10(b); and

             (vii) other benefits payable in accordance with the terms of this Agreement or any other applicable Company benefit plan or program.

         In no event shall a termination of the Executive's employment for Disability occur until the Party terminating her employment gives written notice to the other Party in accordance with Section 24.

         (c) Termination by the Company for Cause.

             (i) A termination for Cause shall not take effect unless the provisions of this paragraph (i) are complied with. The Executive shall be given written notice by the Board of the intention to terminate her for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have ten
         (10) calendar days after the date of such written notice in which to cure such conduct, to the extent such cure is possible. If she fails to cure such conduct, or if such cure is not possible, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within twenty (20) calendar days of such notice to the Executive, provided she requests such hearing within fifteen (15) calendar days after the date the written notice from the Board of the intention to terminate her for Cause is sent in accordance with Section 24. If, within five (5) calendar days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, she shall thereupon be terminated for Cause.

             (ii) In the event the Company terminates the Executive's employment for Cause:

                   (A) she shall be entitled to Base Salary through the date of termination;

                   (B) any annual incentive plan awards with respect to award years that have not yet been completed shall be forfeited;

                   (C) all outstanding options that are not exercisable shall be forfeited;

                   (D) all restricted stock awards that have not vested shall be forfeited; and

                   (E) she shall be eligible to receive other benefits in
             accordance with the terms of this Agreement or any other applicable Company benefit plan, program or agreement.

         (d) Termination by the Company without Cause or by the Executive with Good Reason. In the event the Executive's employment is terminated by the Company without Cause, other than due to Disability or death, or by the Executive with Good Reason, the Executive shall be entitled to the following benefits:

             (i) all Make-Whole Awards shall become fully vested and, in the case of the portion of the Make-Whole Award consisting of options, shall become and remain exercisable until the end of their originally scheduled terms;

             (ii) the Inducement Awards shall vest on a pro rated basis (based on the percentage of the Term of Employment that has actually elapsed between the Effective Date and her date of termination, without giving effect to the Severance Policy) and, in the case of the portion of such vested Inducement Awards consisting of options, shall become and remain exercisable until the end of their originally scheduled terms, and all unvested Inducement Awards shall be forfeited as of her date of termination; provided that the Inducement Awards shall be deemed to be subject to sub-paragraph (iii), below, instead of this sub-paragraph
         (ii) if that produces a more favorable result for the Executive;

             (iii) the Executive shall be entitled to the benefits set forth in the Severance Policy, which shall be applied to the Executive by treating any termination by the Executive for Good Reason as a Company-initiated termination other than for Cause;

             (iv) the applicable portion of the Incremental Pension, if any, described in Section 10(b); and

             (v) Executive shall be eligible to receive other benefits in accordance with the terms of this Agreement or any other applicable Company plan, program or agreement.

         (e) Voluntary Termination by the Executive.

         A termination of employment by the Executive on her own initiative, other than a termination due to death, Disability or Good Reason, shall have the same consequences as provided in Section 12(c)(ii) for a termination for Cause. A voluntary termination under this Section 12(e) shall be effective 30 calendar days after prior written notice is received by the Company and shall not be deemed to be a breach of this Agreement. Executive shall remain on the Company's active payroll through October 31, 2002 at the compensation level specified in
Section 11(e) if she terminates employment pursuant to this Section 12(e) prior to that date.

         (f) Consequences of a Change in Control.

             (i) Upon or after a Change in Control (as defined in the LTIP or any successor plan), the Severance Policy as in effect immediately before such Change in Control shall remain in effect and shall be applicable to the Executive. Equity awards granted under the LTIP shall be subject to the provisions contained therein regarding a Change in Control.

             (ii) If, following a Change in Control, the aggregate of all payments or benefits made or provided to the Executive under Section 12(f)(i) and under all other plans, programs and agreements of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment within the meaning of Section 280G(b)(2) of the Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount (the "Gross-Up Payment") that, after the imposition of all income, employment, excise and other taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 12(f)(ii) shall be made by an independent auditor (the "Auditor") selected by the Parties. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each designate one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. All fees and expenses of the Auditor shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to the Executive within five calendar days of the receipt of the Auditor's determination. Any determination by the Auditor shall be binding upon the Company and the Executive, except as described in the next paragraph.

         As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Auditor hereunder, it is possible that the Gross-Up Payment made will have been an amount more than the Company should have paid pursuant to this Section 12(f)(ii) (the "Overpayment") or that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 12(f)(ii) (the "Underpayment"). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

         The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment and would require the payment by the Company of an additional Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                   (A) give the Company any information reasonably requested by the Company relating to such claim,

                   (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                   (C) cooperate with the Company in good faith in order
             effectively to contest such claim, and

                   (D) permit the Company to participate in any proceeding
             relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such proceeding and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(f)(ii), the Company shall control all proceedings taken in connection with such contest, provided that the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (g) No Mitigation; No Offset. In the event of any termination of employment under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that she may obtain.

         (h) Nature of Payments. Any amounts due under this Section 12 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

         (i) Separation and General Release Agreement. The parties agree that upon a termination of employment under Section 12(d), the Company and the Executive will enter into the Separation and General Release Agreement in the form attached as Exhibit L. The failure of the Company to sign the Separation and General Release Agreement in such circumstances, if signed by the Executive, shall not affect the entitlements of the Executive under this Agreement.

         13. Confidentiality.

         (a) The Executive agrees that she will not, at any time during the Term of Employment or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company, obtained during the course of her employment ("Confidential Information"), except (i) as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or Affiliate of the Company, (ii) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order the Executive to disclose or make accessible such information, (iii) to the extent necessary in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (iv) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive's violation of this Section 13. The Executive agrees that, if the Executive receives legal process with regard to disclosure of Confidential Information, to the extent not prohibited by law she shall promptly notify the Company and cooperate with the Company in seeking a protective order.

         (b) The Executive agrees that at the time of the termination of her employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefor, she will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in her possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive's employment. Anything herein to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (ii) information exclusively showing her compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Company.

         (c) The Executive agrees that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Section 13; accordingly, the Company shall be entitled, in addition to its rights at law, to an injunction and other equitable relief without the need to post a bond.

         14. Resolution of Disputes. Any controversy, dispute or claim arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in New Jersey, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employee Disputes) of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall bear her or its own costs of the mediation, arbitration or litigation, except that the Company shall bear all such costs if the Executive prevails in such mediation, arbitration or litigation on any material issue.

         15. Indemnification.

         (a) The Company agrees that if the Executive is made a party, is threatened to be made a party or reasonably anticipates being made a party, to any formal or informal action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that she is or was a director, officer, manager, trustee, representative, consultant or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee, manager, trustee, representative, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee, manager, trustee, representative, consultant or agent, the Executive shall be promptly indemnified and held harmless by the Company to the fullest extent legally authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board against all cost, expense, liability and loss (including, without limitation, attorney's fees and other professional fees and charges, judgments, fines, interest, expenses of investigation, ERISA excise taxes or other liabilities or penalties and or other amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, or in connection with seeking to enforce her rights under this
Section 15 and such indemnification shall continue as to the Executive even if she has ceased to be a officer, director, member, employee, manager, trustee, representative, consultant or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by her in connection with a Proceeding in accordance with the terms of the Company's applicable policy. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, but not limited to, by agreement with the Company or under applicable law).

         (b) Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 15(a) that indemnification of the Executive is proper because she has met the applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

         (c) During the Executive's employment with the Company and thereafter, the Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive on terms and conditions no less favorable to her in any respect (including, but not limited to, with respect to the period of coverage, scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former director or senior executive of the Company.

         16. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than her rights to compensation and benefits, which may be transferred only by will or operation of law.

         17. Representations and Warranties. The Company represents and warrants that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action,
(ii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iii) upon execution and delivery of this Agreement by the Parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. The Executive represents and warrants that there is no agreement between her and any other person, corporation or organization that could substantially interfere with the performance of her duties and obligations hereunder. In the event the Executive's representation under this Section 17 is not true and correct in all material respects, this Agreement shall terminate with no further obligations on the part of the Company and all outstanding equity awards granted pursuant hereto shall be immediately forfeited. Anything in the foregoing notwithstanding, the Executive shall remain an active employee of the Company until October 31, 2002 and the Company shall make the compensation payments specified in Section 11(e).

         18. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, program, policy, arrangement, or agreement of the Company or any Affiliate, the provisions of this Agreement shall control to the extent that they are more favorable to the Executive unless the Executive otherwise agrees.

         19. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of, or compliance with, any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

         20. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

         21. Survivorship. Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment. This Agreement itself (as distinguished from the Executive's employment) may not be terminated by either Party without the written consent of the other Party.

         22. Beneficiaries/References. The Executive shall be entitled, to the extent permitted by the applicable plan or policy of the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive's death by giving the Company written notice thereof in accordance with the terms of the applicable plan or policy of the Company. In the event of the Executive's death or a judicial determination of her incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiaries, estate or other legal representative.

         23. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New Jersey without reference to principles of conflict of laws.

         24. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

         If to the Company:
                                   Lucent Technologies Inc.
                                   600 Mountain Avenue
                                   Murray Hill, NJ 07974

                                   Attention:  General Counsel

         If to the Executive:

                                   Patricia F. Russo
                                   600 Mountain Avenue
                                   Murray Hill, NJ 07974

         With a copy to:           Joseph E. Bachelder, Esq.
                                   The Law Offices of Joseph E. Bachelder
                                   780 Third Avenue, 29th Floor
                                   New York, NY 10017

         25. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         26. Counterparts. This Agreement may be executed in two or more counterparts and such counterparts executed and delivered shall constitute but one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                              LUCENT TECHNOLOGIES INC.

                              By:
                                  ----------------------------
                                     Pamela O. Kimmet
                                     Senior Vice President - Human Resources


                                   ----------------------------
                                       Patricia F. Russo

                            Waiver of Rights

Having returned to Lucent Technologies Inc. as a full-time, active employee, I have decided to and do hereby waive all rights to receive any of the payments set forth in the last sentence of Section 11(e) of the Employment Agreement dated January 6, 2002, between Lucent Technologies Inc. and me.



                                           ----------------------------
                                           Patricia F. Russo